                  This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated October 2, 1997 and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser (as defined below) by Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager") or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash

                             All Outstanding Shares

                                       of

                      Series A Convertible Preferred Stock,

               Series B $1 Cumulative Convertible Preferred Stock

                                       and

                                  Common Stock
           (including the associated Preferred Stock Purchase Rights)

                                       of

                             Talley Industries, Inc.

                                       at

          $11.70 Net Per Share of Series A Convertible Preferred Stock,

                 $16.00 Net Per Share of Series B $1 Cumulative
                           Convertible Preferred Stock

                                       and

                      $12.00 Net Per Share of Common Stock

                                       by

                             Score Acquisition Corp.
                          a wholly owned subsidiary of

                        Carpenter Technology Corporation

                  Score Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Carpenter Technology Corporation, a Delaware corporation (the "Parent"), is offering to purchase all of the outstanding shares of Series A Convertible Preferred Stock ("Series A Preferred Shares"), Series B $1 Cumulative Convertible Preferred Stock ("Series B Preferred Shares" and, together with the Series A Preferred Shares, the "Preferred Shares") and Common Stock, par value $1.00 per share ("Common Shares" and, together with the Preferred Shares, the "Shares"), of Talley Industries, Inc., a Delaware corporation (the "Company"), including, in the case of Common Shares, the associated Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent, as amended and restated on February 2, 1996 (the "Rights Agreement"), at a purchase price of $11.70 per Series A Preferred Share, $16.00 per Series B Preferred Share and $12.00 per Common Share, net to the seller in cash, without interest thereon (the respective "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 2, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Tendering stockholders who hold Shares in their name and tender directly will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary (as defined below) or the Information Agent (as defined below) or, subject to instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as the first step in a negotiated acquisition of the entire equity interest in the Company. Following the consummation of the Offer, the Purchaser intends to effect the Merger (as defined below).

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, OCTOBER 30, 1997, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                  The Offer is being made pursuant to the Agreement and Plan of Merger, dated September 25, 1997 (the "Merger Agreement"), by and among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by the Purchaser, and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or waiver of certain conditions and in accordance with the Delaware General Corporation Law, the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of the Parent. At the effective time of the Merger, each outstanding Share (except for Shares held in the treasury of the Company or owned by the Purchaser, Parent or any of Parent's other wholly owned subsidiaries and Shares held by stockholders properly exercising their appraisal rights under the Delaware General Corporation Law) will be converted into the right to receive the applicable Offer Price (or any higher price per Share paid for Shares pursuant to the Offer).

                  The Board of Directors of the Company has determined that the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders, has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommends that the stockholders accept the Offer and tender their Shares pursuant to the Offer.

                  The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined below) that number of Shares, together with any Shares owned by the Parent or the Purchaser, which represents at least a majority of the voting power represented by the Shares and other securities entitled generally to vote in the election of directors of the Company outstanding on a fully-diluted basis (the "Minimum Condition") and (2) any waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder applicable to the purchase of the Shares pursuant to the Offer having expired or been terminated.

                  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to ChaseMellon Shareholder Services L.L.C., as the Depositary (the "Depositary"), of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility"), pursuant to the procedures set forth in the Offer to Purchase and the Letter of Transmittal), (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase), in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser by reason of any delay in making such payment.

                  The term "Expiration Date" shall mean 12:00 Midnight, New York City Time, on Thursday, October 30, 1997, unless and until the Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in Section 15 of the Offer to Purchase shall have occurred or shall have been determined by the Purchaser to have occurred, (a) if, immediately prior to the Expiration Date of the Offer, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of each class of the outstanding Shares but more than 70% of each class of the outstanding Shares (on a fully-diluted basis), to extend the Offer for a period not to exceed five business days, notwithstanding that all conditions to the offer are satisfied as of such date, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) prior to the Expiration Date, to waive any of the conditions set forth in Section 15 of the Offer to Purchase (other than the Minimum Condition) and to make any other changes in the terms and conditions of the Offer by giving oral or written notice of such waiver or amendment to the Depositary. There can be no assurance that the Purchaser will exercise its right to extend the Offer.

                  The Offer is subject to certain conditions set forth in the Offer to Purchase. If, by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), in its sole discretion, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission,
(a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering stockholders, (b) prior to the Expiration Date, to waive all the unsatisfied conditions (other than the Minimum Condition) and accept for payment and pay for all Shares validly tendered prior to the Expiration Date, or (c) extend the Offer and, subject to the right of stockholders to withdraw Shares during such extension, retain the Shares that have been tendered during the period or periods for which the Offer is extended. Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 A.M., New York City Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares.

                  Tenders of Shares made pursuant to the Offer are irrevocable except as otherwise provided below. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the

Offer, may also be withdrawn at any time after November 30, 1997. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth under Section 3 in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

                  The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

                  The Company is providing to the Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

                  The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

                  Requests for copies of the Offer to Purchase, the Letter of Transmittal and other tender offer documents may be directed to the Information Agent as set forth below, and copies will be furnished promptly at the Purchaser's expense. Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth below. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                     The Information Agent for the Offer is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                            New York, New York 10005
                          Call Toll Free (800) 347-4750

                      The Dealer Manager for the Offer is:

                     Credit Suisse First Boston Coeporation
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll Free (800) 881-8320



October 2, 1997
                                      -6-